EXHIBIT 10.17

Note: The appearance of “[***]” in this exhibit indicates material which has been omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act. The omitted material has been filed separately with the Securities and Exchange Commission.

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING is made as of the       day of May, 2007 by and between The Scoular Company, a Nebraska corporation (“Scoular”), and Tennessee Valley Agri-Energy, LLC, a Delaware limited liability company (“TVAE”).

W I T N E S S E T H :

WHEREAS, TVAE is in the process of finalizing development, financial and operational plans for an approximately 50,000,000 gallon nameplate capacity ethanol production facility to be constructed in Barton, Alabama (including any future expansions, the “Facility”);

WHEREAS, Scoular is regularly engaged in the business of providing feedgrain origination and supply, distillers grains marketing and commodity price risk management services (collectively, the “Services”) throughout North America;

WHEREAS, TVAE desires Scoular’s commitment to provide Services in order to proceed with final Facility plans and Scoular is willing to give TVAE such commitment on the terms and conditions contained in this Memorandum of Understanding;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereby agree as follows:

1.                                      EFFECT OF THIS MEMORANDUM OF UNDERSTANDING.  The parties intend for this Memorandum of Understanding to be effective and binding on them as of the date first written above.  However, the parties acknowledge that there are additional terms and conditions that will need to be incorporated into definitive agreements with respect to the Services (the “Definitive Agreements”) to be executed by them before Services are actually delivered by Scoular.  Both parties agree to commence negotiation of the Definitive Agreements promptly with the objective of executing the Definitive Agreements in a timely manner.

2.                                      DEFINITIVE AGREEMENTS.  The parties intend to negotiate a separate Definitive Agreement for each of grain supply services (the “Grain Supply Definitive Agreement”), distillers grains marketing services (the “Distillers Grains Services Definitive Agreement”) and commodity price risk management services (the “Risk Management Services Definitive Agreement”).

3.                                      FEEDGRAIN SERVICES.  The Grain Supply Definitive Agreement will contain the terms set forth in this paragraph 3 and paragraphs 6 and 7 herein and such additional terms, conditions and provisions as are mutually agreed between the parties and as are customarily applicable to similar relationships involving companies in the relative industry.

A.                                    Exclusive Requirements Agreement.  TVAE will purchase from Scoular, and Scoular will sell and apply to TVAE, 100% of TVAE’s feedgrain requirements for ethanol production at the Facility.  Scoular will be the exclusive supplier of feedgrains for ethanol production at the Facility and TVAE will not, either itself or through any other party, originate or purchase any feedgrains for ethanol production at the Facility during the term of the Grain Supply Definitive Agreement.  However, if Scoular is unable by reason of force majeure, or fails to supply such feedgrains in breach of its obligations under the Grain Supply Definitive Agreement, in either event resulting in the reasonably likely inability of the Facility to produce ethanol, TVAE will be permitted to originate and purchase feedgrains for ethanol production at the Facility for so long such inability of or failure by Scoular continues.

B.                                    Purchases and Sales of Feedgrains.  All truck-delivered feedgrains sold by Scoular to TVAE will be on a delivered-Facility basis, Facility weights and grades to govern, with price, quantity and shipment period as mutually agreed.  All rail-delivered feedgrains sold by Scoular to TVAE will be on a F.O.B. origin basis, first official weights and grades to govern, with price, quantity and shipment period as mutually agreed.  All barge-delivered feedgrains sold by Scoular to TVAE will be on a F.O.B. origin basis, origin grades and Facility weights to govern.  Scoular will have daily offers for the sale of feedgrains to TVAE for the desired quantity and shipment period.  TVAE may accept such offers as and when it determines in its sole discretion.  However, TVAE will not be relieved of its obligation to procure its requirements for feedgrains at the Facility by rejecting Scoular offers.  Without limiting the foregoing, (i) Scoular is obligated to have daily offers only for shipment periods that are being offered by commercial interests in relevant cash markets and (ii) with the exception of minimal and occasional spot purchases needed to provide for a matching of feedgrains supplied to and consumed by the Facility, TVAE will purchase its requirements for feedgrains at least forty five (45) days prior to the first day of the applicable shipment period.  Scoular will be solely responsible for all feedgrain supplier contact, price negotiation, purchasing, scheduling and settlement.

C.                                    Contracts.  Oral offer and acceptance will create a binding contract between Scoular and TVAE for the purchase and sale of feedgrains for the Facility.  All sales of feedgrains to TVAE will be evidenced solely by a sale confirmation issued in writing by Scoular and provided to TVAE in accordance with the Grain Trade Rules of the National Grain and Feed Association (the “Trade Rules” and the “NGFA”, respectively).  Such confirmation will specify the shipment period for such feedgrains, and will specify and govern the particulars of such sale with respect to the quantity and quality of such feedgrains, the price therefor and such other information as the parties may agree to include.  In addition, such confirmation will be deemed to incorporate the Trade Rules and the NGFA’s Arbitration Rules.

D.                                    Freight and Logistics.  Scoular will be responsible for and will manage the logistics and related operations in connection with the origination of feedgrains for the Facility, including arranging all freight service for delivery of feedgrains to the Facility.  Without limiting the foregoing, any agreements entered into with respect to any rail freight service will be in Scoular’s name alone and TVAE will not be a party to or third party beneficiary of any such agreements.  TVAE will coordinate all logistics with Scoular, including with respect to all shipments to and from the Facility.  Each party will promptly communicate to the other all information regarding inbound and outbound shipments.  TVAE will promptly weigh and grade, as applicable, and unload all feedgrains delivered to the Facility, including unloading rail-delivered feedgrains so as to ensure payment of all possible destination efficiency payments by the rail service provider.  In accordance with the Trade Rules, TVAE will notify Scoular if any feedgrains fail to meet the applicable specifications and the parties will agree upon discounts or other resolution with respect to such feedgrains.  However, TVAE will not be obligated to unload into the Facility any such feedgrains that it reasonably believes would be deleterious to its ethanol production process.  Title to and risk of loss with respect to all truck-delivered feedgrains will transfer to TVAE upon unloading of the same at the Facility’s grain storage facility.  Title to and risk of loss with respect to all feedgrains delivered to the Facility by rail and barge will transfer to TVAE upon TVAE’s receipt of applicable shipping documents.  The parties will establish appropriate electronic communication links to facilitate the transfer and sharing of feedgrain grade, weight and other unload and settlement-related information.

E.                                      The Facility and Personnel.  TVAE will ensure the timely, proper and safe completion of all operational needs of the Facility, including maintaining the Facility’s grain storage capacity in sufficient repair.  The Facility will have the feedgrains storage capacity sufficient for at least three (3) weeks’ worth of grind and will meet the facility and operational requirements of the rail service provider for shuttle train destinations.  TVAE will maintain a certified truck scale and a certified scale for weighing barge delivered feedgrains at the Facility and will supply sufficient personnel to receive and unload feedgrains in a timely manner.

F.                                      Fee and Payment.  TVAE will pay to Scoular the sum of the agreed-upon feedgrain price as evidenced by the applicable sale confirmation plus an origination fee of $[***] per bushel.  Upon TVAE’s receipt of shipping documents for rail or barge-delivered feedgrains, TVAE will pay to Scoular [***]% or [***]%, respectively, of the agreed-upon feedgrain price as evidenced by the applicable sale confirmation, plus the origination fee.  On each first business day of each week, Scoular will provide TVAE with an invoice setting forth the total amount due to Scoular for all feedgrains delivered by truck to the Facility over the course of the immediately preceding seven (7) days as well as the net settlement amount due for all feedgrains delivered by rail and barge during such period.  Such feedgrains will be applied against the undelivered balance on any open sale contract for a prior shipment period or, if none, then against the oldest open sale contract for the shipment period in which such delivery takes place.  However, no feedgrains delivered to the Facility will be applied against a sale contract that has not been priced by agreement of the parties.  TVAE will pay Scoular invoices by wire transfer no later than Noon EST on the first business day following TVAE’s receipt thereof.

G.                                    Financial Disclosures.  Each party will disclose to the other, at appropriate intervals such financial information as may be reasonable in the context of that party’s obligations under the Grain Supply Definitive Agreement and the need to give ongoing, reasonable assurance of the financial capacity to perform the same.

4.                                      DISTILLERS GRAINS MARKETING SERVICES.  The Distillers Grains Services Definitive Agreement will contain the terms set forth in this paragraph 4 and paragraphs 6 and 7 herein and such additional terms, conditions and provisions as are mutually agreed between the parties and as are customarily applicable to similar relationships involving companies in the relative industry.

A.                                    Exclusive Marketing Agreement.  TVAE will sell to Scoular, and Scoular will purchase and market, 100% of TVAE’s production of distillers grains at the Facility (the “DG”).  Scoular will be the exclusive marketer of DG and TVAE will not, either itself or through any other party, market any DG during the term of the Distillers Grains Services Definitive Agreement.  However, if Scoular is unable by reason of force majeure, or fails to purchase or market DG in breach of its obligations under the Distillers Grains Services Definitive Agreement, in either event resulting in the reasonably likely inability of the Facility to produce ethanol, TVAE will be permitted to market and sell DG for so long such inability of or failure by Scoular continues.

B.                                    Monthly Production Schedule.  TVAE will keep Scoular up to date on the date which TVAE expects to make the first delivery of DG to Scoular (the “Projected First Delivery Date”).  At least six months prior to the Projected First Delivery Date and thereafter on the first business day of each calendar month, TVAE will provide to Scoular written notice of the anticipated output of DG (the “Monthly Production Schedule”), including (i) daily production, by type of DG, for the current calendar month, (ii) weekly production, by type of DG, for the next succeeding two calendar months and (iii) the operating schedule for the Facility, including any dates on which the Facility will operate at reduced capacity or be closed entirely.  As often as necessary or appropriate, and as promptly as possible, TVAE will provide to Scoular written notice of any changes to the most current Monthly Production Schedule in either the anticipated or scheduled DG output or in the operating schedule of the Facility.  In limitation of the foregoing, TVAE and Scoular will discuss and agree upon the maximum amount of wet DG to be produced by the Facility and marketed by Scoular over the relevant time periods.

C.                                    Marketing Plan.  Not later than sixty (60) calendar days prior to the Projected First Delivery Date, TVAE will provide to Scoular its risk management objectives relative to the production and sale of DG and the quantities and types of DG TVAE plans to produce at the Facility for the ensuing twelve month period.  Scoular will provide to TVAE its plans for marketing DG to the extent not covered by the risk management objectives and will advise TVAE with respect to the feasibility of marketing the DG in accordance with such risk management objectives.  The parties will negotiate with respect to any changes that are required to formulate a marketing plan based on TVAE’s risk management objectives, Scoular’s assessment of such objectives and Scoular’s marketing plans with respect to DG not covered by such risk management objectives (the “Marketing Plan”), and will use commercially reasonable efforts to come to an agreement with respect to the Marketing Plan not later than the projected first date of delivery of DG.  Thereafter, TVAE and Scoular will maintain the Marketing Plan so that it covers a rolling twelve month-period, will consult regularly with respect to the Marketing Plan, and will update the Marketing Plan from time to time or at any time as necessary or appropriate.  In no event will Scoular be obligated, whether pursuant to the Marketing Plan or otherwise, to sell DG (i) to any customer whose creditworthiness is not, in Scoular’s reasonable commercial judgment, acceptable (or that does not otherwise have sufficient credit support in connection with its purchase obligations), (ii) on terms that impose, in Scoular’s reasonable commercial judgment, commercially unreasonable execution risk on Scoular, or (iii) on terms that are not, in Scoular’s reasonable commercial judgment, standard in the industry or create undue performance risk.

D.                                    DG Specifications.  At least six (6) months prior to the Projected First Delivery Date, TVAE will provide written notice to Scoular of the anticipated specifications for each type of DG to be produced by the Facility as of the Projected First Delivery Date.  TVAE and Scoular will then discuss and agree upon such specifications by no later than two (2) months prior to the Projected First Delivery Date.  Thereafter, each and every time TVAE determines that an adjustment to the DG specifications is necessary or otherwise desires such an adjustment, TVAE and Scoular will discuss and agree upon the new DG specifications.  If any DG fails to conform to agreed upon specifications when delivered to Scoular, Scoular may, in its sole discretion, (i) reject such DG and require TVAE to promptly replace such non-conforming DG with DG that conforms to the agreed upon specifications, or (ii) accept the DG for marketing and, if appropriate, adjust the price to reflect the inferior quality based upon mutually agreeable discounts.  If Scoular rejects any non-conforming DG, Scoular will use commercially reasonable efforts to assist TVAE in identifying a use or market for the non-conforming DG at TVAE’s cost and expense.

E.                                      Purchase Contracts.  Oral offer and acceptance will create a binding contract between Scoular and TVAE for the purchase and sale of DG.  Each sale of DG by TVAE to Scoular will be evidenced solely by a separate purchase confirmation issued in writing by Scoular to TVAE in accordance with the applicable Trade Rules (such written confirmation, including any amendment thereto, a “Purchase Contract”).  Each Purchase Contract will correspond to a sales contract issued by Scoular to its customer.  However, in the event the sales contract is amended in any respect relevant to the corresponding Purchase Contract, the Purchase Contract will be deemed to be amended on the same terms upon issuance by Scoular to TVAE of a copy of such amendment.  In addition, each Purchase Contract will be deemed to incorporate the Trade Rules and NGFA’s Arbitration Rules.  The purchase price for all DG will be its F.O.B. Facility Price (as defined below).  The quantity of DG delivered to Scoular under any Purchase Contract will be established by (i) the case of truck shipments, weight tickets obtained from TVAE’s certified scales (or from such other scales as the parties mutually agree) or (ii) in the case of rail shipments, the first official railroad weights.

F.                                      F.O.B. Facility Price.  The “F.O.B. Facility Price” is equal to the price for DG that Scoular invoices its customers, net of charges imposed by third parties for the off-loading, movement, transloading and storage of DG, including taxes, tonnage taxes, hard-to-unload truck or railcar charges, railcar operating and maintenance expenses, premiums for railcar insurance, fuel surcharges, storage charges, demurrage charges, product shrinkage, detention charges, switching and weighing charges, and freight charges associated with transporting DG from the Facility to its destinations set forth in Scoular’s sales contracts with its customers, in each case without mark-up or charge for Scoular’s administrative costs.

G.                                    Storage.  TVAE will provide at no cost to Scoular storage at the Facility for not less than the amount of DG that can be produced by the Facility in ten days at full production.

H.                                    Logistics and Transportation.  Scoular will (i) determine the method of transporting DG from the Facility to third parties, (ii) be solely responsible for securing and maintaining all agreements necessary to transport DG from the Facility, (iii) perform the logistics functions for TVAE for any railcars, trucks or equipment used to transport DG, and (iv) except as may be otherwise provided in the Distillers Grain Services Definitive Agreement, bear all sales, marketing, logistics, management and collection costs after DG title and risk of loss passes to Scoular.  However, TVAE will provide all labor and services associated with the storing, handling and loading out DG at the Facility, including inspecting the railcars, trucks or other equipment for suitability to transport DG and obtaining loaded-out DG certified weights.  DG title and risk of loss will transfer to Scoular upon loading into railcars to trucks at the Facility.

I.                                         Payment; Marketing Fee.  Scoular will provide to TVAE a weekly report that details all shipments of DG delivered to Scoular at the Facility during the preceding week.  Scoular will pay TVAE within fourteen days of the date of such report for all DG detailed in such report at the rate of [***]% of its F.O.B. Facility Price, with Scoular being entitled to retain as its marketing fee the remaining [***]%.  If non-conforming DG is sold, Scoular will be entitled to retain as its marketing fee [***]% of the F.O.B. Facility Price (and in no event less than $[***] per ton) and for any non-conforming DG that is not sold, TVAE will pay to Scoular a handling fee of $[***] per ton.

5.                                      RISK MANAGEMENT SERVICES.  The Risk Management Services Definitive Agreement will contain the terms set forth in this paragraph 5 and paragraphs 6 and 7 herein and such additional terms, conditions and provisions as are mutually agreed between the parties and as are customarily applicable to similar relationships involving companies in the relative industry.

A.                                    Policy Development.  Scoular will serve as a resource to TVAE in support of TVAE’s development, adoption and maintenance of a crush margin risk management policy for the Facility (the “Policy”) that will address (i) position limits for grain, natural gas, ethanol, alternative energy products and distillers grains and other Facility coproducts (“Commodities”), including overall position as well as flat price, spread, option and other positions; (ii) permissible uses of cash contracts (“Cash Contracts”), exchange traded futures and options contracts (“Exchange-Traded Instruments”), and over-the-counter swaps and options (“OTC Instruments”; collectively with Exchange-Traded Instruments, “Instruments”; and Instruments collectively with Cash Contracts, “Risk Management Tools”) to manage the risks associated with procuring grain and natural gas for the Facility and selling its ethanol and coproducts; (iii) overall risk profile to be achieved through the use of comprehensive strategies (“Strategies”) built from Risk Management Tools; (iv) personnel with authority to bind Producer in respect of any Risk Management Tools, and (v) reporting protocols.

B.                                    Advisory Services.  Scoular will provide information, advice and recommendations to TVAE with respect to the development and implementation of the Policy and the development and execution of the Strategies to assist TVAE in achieving its business objectives with respect to managing the crush margin for the Facility.  The advisory services will include (i) providing information with respect to Commodities in support of TVAE’s budget development, crush margin forecasting, and other planning and processes forecasts for the Facility, (ii) assistance in development of a customized model for the Facility that will calculate gross crush margins, (iii) providing monthly recaps of the applicable markets for the Commodities, (iv) providing quarterly reviews (or more frequently as necessary) of domestic and international supply and demand for the Commodities, (v) providing quarterly presentations to TVAE’s personnel or agents concerning quarterly market outlook information for the

Commodities, and (vi) providing other information, advice and recommendations as reasonably requested by TVAE with respect to the Policy and Strategies.

C.                                    Integration with Service Providers.  Scoular will provide information, advice and recommendations to assist TVAE in the integration of the Policy with TVAE’s practices with respect to the procurement of grain and natural gas for the Facility and marketing of its ethanol and coproducts.  However, the parties acknowledge that it is not their intent that Scoular make any decisions for or on behalf of TVAE with respect to procurement of grain or natural gas, or with respect to marketing of the Facility’s ethanol or coproducts.  Without limiting the foregoing, Scoular will provide information, advice and recommendations reasonably requested by TVAE within the scope of Scoular’s obligations under the Risk Management Services Definitive Agreement.

D.                                    Position Information.  Scoular’s ability to provide optimal levels of risk management Services will be dependant on TVAE promptly providing information to Scoular with respect to the Facility to assist Scoular in providing such Services, including (i) TVAE’s positions in the Commodities, Exchange-Traded Instruments and OTC Instruments; (ii) the Risk Management Tools entered into the  immediately preceding day; (iii) a copy of each position statement issued by any of TVAE’s broker(s); (iv) TVAE’s grain and natural gas requirements; (v) TVAE’s ethanol and coproducts sales commitments and anticipated production schedule; (vi) TVAE’s strategies and business objectives for the management of each of its positions; (vii) any actual or proposed amendments or other changes to the Policy; and (viii) any additional information reasonably requested by Scoular in support of such Services.  TVAE will provide position information to Scoular on a daily basis and other information at times and intervals as agreed between TVAE and Scoular from time to time.

E.                                      OTC Instruments by and Between the Parties.  Each party may but will not be obligated to enter into OTC Instruments with the other party.  Prior to entering into any over-the-counter transaction with Scoular.  TVAE will enter into an OTC Trading Agreement with Scoular in the form provided by Scoular and will execute a Risk Disclosure Statement in the form provided by Scoular.

F.                                      No Fiduciary Duty; Independent Advice.  Under no circumstances will Scoular be acting as a fiduciary with respect to the TVAE.  In addition, TVAE will obtain, or will independently decide not to obtain, independent advice in respect of the legal, tax and financial implications of Risk Management Tools it elects to employ.

G.                                    Fees and Costs.  Beginning as of December 2008, or earlier if and as of the date TVAE requests services under the Risk Management Services Definitive Agreement, TVAE will pay Scoular a monthly service fee of $[***] (the “Service Fee”).  The amount of the monthly Service Fee will be prorated for any partial month.  In addition, TVAE is responsible for and will pay all fees and all commissions associated with implementing the Policy, including but not limited to all margins, futures commissions, all option premiums and commissions, all over-the-counter premiums and commissions, and all other commissions and fees due to any futures commission merchant, professional advisor or others that may provide services to TVAE in connection with any Risk Management Tools or Strategies.

6.                                      TERM OF DEFINITIVE AGREEMENTS.  The term of each Definitive Agreement will be for a period of five years from the date of Facility start-up.

7.                                      ASSIGNABILITY.  TVAE will be able to assign its rights, duties and obligations under each Definitive Agreement to its Facility financing lender(s) without Scoular’s consent.  Either party will be able to assign or otherwise transfer by operation of law its rights, duties and obligations under each Definitive Agreement to any of its affiliates upon notice to and consent of the other party, such consent not to be unreasonable withheld or denied.

8.                                      DUE DILIGENCE.  In the process of negotiating and completing the Definitive Agreements, each party agrees to cooperate with reasonable due diligence requests of the other.  Such request may include, without limitation, the following:

•                                          Facility design specifications applicable to feed grain operations;

•                                          Facility financing;

•                                          operations management plans;

•                                          governance plans;

•                                          corporate credit review;

•                                          bankers references;

•                                          accounting systems and procedures;

•                                          Facility Inspections.

9.                                      TERM OF MEMORANDUM OF UNDERSTANDING.  The parties enter into this Memorandum of Understanding with an expectation that the Facility will become operational not later than June 1, 2009.  If the Facility is not under construction and making substantial progress toward completion by January 1, 2009, then Scoular thereafter has the right, effective immediately upon written notice and without liability to TVAE, to terminate this Memorandum of Understanding and all negotiations toward the Definitive Agreements.

10.                               CONFIDENTIALITY.  This Memorandum of Understanding, and its terms, contents and existence are “Confidential Information” for purposes of that certain Confidentiality Agreement dated February 13, 2007 between Scoular and TVAE.

11.                               EXCLUSIVE NEGOTIATION.  For the period continuing from the date of this Memorandum of Understanding through June 1, 2009 (the “Standstill Period”), Scoular will have exclusive negotiating rights with respect providing Services to the Facility.  During the Standstill Period, TVAE will not, and will cause its officers, directors, members, related parties, employees, representatives and agents not to (a) initiate, solicit, assist or encourage, directly or indirectly, or conduct or participate in any negotiations or discussions (including by way of providing information) with respect to any inquiry, proposal or offer to or from any third party relating to any agreement or transaction that would replace, preclude or interfere with the possible agreements or transactions related to, or compete with Scoular’s interest in, providing the Services to the Facility, or (b) enter into any agreement with a third party with respect to any of the foregoing.  TVAE will immediately cease, and will cause its officers, directors, members, related parties, employees, representatives and agents to cease, any existing discussions or negotiation, if any, with any third party with respect to any inquiry, proposal or offer from such third party relating to any agreement or transaction that would replace, preclude or interfere with the possible agreements or transactions related to, or compete with Scoular’s interest in, providing Services to the Facility.  TVAE will promptly notify Scoular if any such inquiries, proposals or offers are received.

12.                               MISCELLANEOUS.  No provision of this Memorandum of Understanding is intended, or will be construed, to be for the benefit of any third party.  The parties are independent contractors, there is no relationship of partnership, joint venture or agency between or among the parties, and neither party will make any representation to the contrary.  Each party acknowledges that the other party is engaged in the ethanol, energy and commodities businesses (including, without limitation, trading, marketing and providing transportation and commodity services) and agrees that nothing in this Memorandum of Understanding will be construed to impair, prohibit or restrict either party’s engagement in any aspect of its current or future energy business or in any way limit either party’s right to engage the services of, or enter into transactions with, third parties.

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IN WITNESS WHEREOF, the parties have entered into this Memorandum of Understanding as of the date and year first above written.

TENNESSEE VALLEY AGRI-ENERGY, LLC

By	/s/ Bartt R. McCormack
Name	Bartt R. McCormack
Title	Chairman/President

THE SCOULAR COMPANY

By	/s/ John M. Heck
Name	John M. Heck
Title	Senior Vice President